                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 2002 is presented below. Ratio of Earnings to Fixed Charges means the ratio of pretax income from continuing operations (with certain adjustments described below) to the total of: (i) interest and
(ii) such portion of rental expense as can be demonstrated to be representative of the interest factor in the particular case.


                                                                          YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------------------------------------
                                                 1998              1999              2000            2001              2002
                                                 ----              ----              ----            ----              ----
EARNINGS BEFORE FIXED CHARGES:
      Net Loss                                  ($3,310,870)     $10,299,494      ($6,737,892)     ($7,944,881)     ($9,765,776)
      Add:   Interest Expense                    11,383,449       11,158,350       11,309,334       12,369,276       13,479,192
             Interest factor in rental
                  expense                           252,106          254,377          267,937          303,757          334,449
                                          --------------------------------------------------------------------------------------

EARNINGS BEFORE FIXED CHARGES                    $8,324,685      $21,712,221       $4,839,379       $4,728,152       $4,047,865
                                          ======================================================================================

FIXED CHARGES:
      Interest Expense                          $11,383,449      $11,158,350      $11,309,334      $12,369,276      $13,479,192
      Interest factor in rental expense             252,106          254,377          267,937          303,757          334,449
                                          --------------------------------------------------------------------------------------

TOTAL FIXED CHARGES                             $11,635,555      $11,412,727      $11,577,271      $12,673,033      $13,813,641
                                          ======================================================================================

RATIO OF EARNINGS TO FIXED CHARGES                 ---              1.9x             ---              ---              ---

DEFICIENCY IN EARNINGS AVAILABLE TO
      COVER FIXED CHARGES                        $3,310,870          ---          $6,737,892       $7,944,881       $9,765,776
                                          ======================================================================================